Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CRYOCOR, INC.

The undersigned, Gregory M. Ayers hereby certifies that:

1. He is the duly elected and acting President of CryoCor, Inc., a Delaware corporation.

2. The name of the corporation is CryoCor, Inc. (the “Corporation”).

3. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the state of Delaware on August 15, 2000.

4. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation (this “Certificate”) restates and amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation.

5. This Certificate was duly adopted by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Certificate has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

6. The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this Corporation is CryoCor, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware and the County of New Castle is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is four hundred fifty-four million one hundred fifty-two thousand four hundred twenty-nine (454,152,429) shares. Two hundred thirty million (230,000,000) shares shall be Common Stock. Two hundred twenty-four million one hundred fifty-two thousand four hundred twenty-nine (224,152,429) shares shall be Preferred Stock. The Preferred Stock shall have a par value of $.001 per share, and the Common Stock shall have a par value of $.001 per share.

B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate may be issued from time to time in one or more series. The first series of Preferred Stock shall be comprised of one million eight hundred eighty one thousand nine hundred thirty three (1,881,933) shares and shall be designated “Series A Preferred Stock.” The second series of Preferred Stock shall be comprised of one million six hundred twenty thousand three hundred sixty eight (1,620,368) shares and shall be designated “Series B Preferred Stock.” The third series of Preferred Stock shall be comprised of four million four hundred fifty six thousand ten (4,456,010) shares and shall be designated “Series C Preferred Stock.” The fourth series of Preferred Stock shall be comprised of one hundred thirty nine million (139,000,000) and shall be designated “Series D Preferred Stock.” The fifth series of Preferred Stock shall be comprised of seventy seven million one hundred ninety four thousand one hundred eighteen (77,194,118) shares and shall be designated “Series D-1 Preferred Stock.” As used herein, the term “Preferred Stock” without designation shall refer to all series and shares of the Corporation’s Preferred Stock. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or the Corporation’s Certificate of Incorporation (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The rights, preferences, restrictions and other matters relating to the Preferred Stock are as follows:

1. Dividend Provisions.

a. The holders of shares of Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on any other class or series of Preferred Stock and the Common Stock of this Corporation, at the rate of eight percent (8%) per annum (subject to adjustment as set forth in Section 1a.(i) below) of the Original Series D Issue Price (as defined below and subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations subsequent to the filing of this Certificate with the Secretary of State of the State of Delaware (the “Effective Date”)) on each outstanding share of Series D Preferred Stock (the “Series D Dividend Rate”), payable when, as and if declared by the Board of Directors, or upon the liquidation, conversion or redemption of such holder’s shares of Series D Preferred Stock in accordance with the provisions set forth in this Certificate. Such dividends shall cumulate annually on the anniversary of the date of issue of such share of Series D Preferred Stock and shall remain cumulated until paid.

(i) If the Corporation fails to achieve the PMA Milestone (as defined below) within twenty-six (26) months of the First Closing (as defined in Purchase Agreement (as defined below)), the Series D Dividend Rate set forth in Section 1a. shall be increased to ten percent (10%) per annum (the “Adjusted Series D Dividend Rate”) of the Original Series D Issue Price (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations subsequent to the Effective Date). The Adjusted Series D Dividend Rate shall be retroactively applied to the Series D Preferred Stock from the date of the First Closing. Such dividend shall continue to be cumulative. The Corporation shall be deemed to have achieved the “PMA Milestone” in the event that the United States Food and Drug Administration approves the Corporation’s Premarket Approval Application for the CryoCor™ Cardiac Cryoablation System for Atrial Flutter.

(ii) The Corporation shall provide holders of the Series D Preferred Stock with written notification within ten (10) days of the date on which the PMA Milestone has been achieved by the Corporation. The Corporation shall provide copies of such documentary evidence showing that the PMA Milestone has been achieved as may be reasonably requested by holders of the Series D Preferred Stock.

b. The holders of shares of Series C Preferred Stock shall be entitled to receive dividends (the “Series C Dividend”), out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of eight percent (8%) per annum (subject to adjustment as set forth in Section 1b.(i)) of the Original Series C Issue Price (as defined below and subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations subsequent to the Effective Date) on each outstanding share of Series C Preferred Stock (the “Series C Dividend Rate”), payable when, as and if declared by the Board of Directors, or upon the liquidation or conversion of such holder’s shares of Series C Preferred Stock in accordance with the provisions set forth in this Certificate. Such dividends shall be cumulative.

(i) Immediately following the First Closing, the Series C Dividend Rate set forth in Section 1b. for the Series C Dividend shall be decreased to two percent (2%) per annum of the Original Series C Issue Price (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations subsequent to the Effective Date) on each outstanding share of Series C Preferred Stock. Such dividend shall continue to be cumulative.

(ii) The Series C Dividend shall cease cumulating twenty-four (24) months following the First Closing, and the holders of shares of Series C Preferred Stock shall thereafter not be entitled to receive any dividends other than such dividends which have cumulated to such date payable when, as and if declared by the Board of Directors, or upon the liquidation or conversion of such holder’s shares of Series C Preferred Stock in accordance with the provisions set forth in this Certificate.

c. The holders of shares of Series A Preferred Stock and Series B Preferred Stock shall only be entitled to receive non-cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of eight percent (8%) per annum of the applicable Original Issue Price (as defined below and subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations subsequent to the Effective Date) on each outstanding share of Series A Preferred Stock and Series B Preferred Stock, as applicable, payable when, as and if declared by the Board of Directors.

d. If a payment of dividends by the Corporation is not sufficient to enable the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock to receive their full declared preferential dividend, then, first, the amount available to pay the dividends shall be applied to satisfy the accrued and unpaid dividends on the Series D Preferred Stock ratably among the holders of the Series D Preferred Stock according to the accrued but unpaid dividends on each share, and second, the remainder of the dividend, if any, shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the aggregate dividend preferences of the outstanding shares of the respective series, and ratably among the holders of that series in proportion to the amount of such stock owned by each such holder. The holders of shares of Series D-1 Preferred Stock shall not be entitled to receive dividends pursuant to this Section 1.

e. The “Original Series A Issue Price” shall be $2.58, the “Original Series B Issue Price” shall be $4.32, the “Original Series C Issue Price” shall be $2.70, the “Original Series D Issue Price” shall be $0.19840, and the “Original Series D-1 Issue Price” shall be $0.19840.

f. Any dividends declared and paid after full compliance, during the year, with this Sections 1a.-d. above, shall be declared and paid equally on the Common Stock and each series of Preferred Stock (on an as-converted to Common Stock basis).

2. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock and the Common Stock, by reason of their ownership thereof, an amount per share of Series D Preferred Stock equal to $0.2976 (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations effected following the Effective Date), plus an amount equal to accrued but unpaid dividends, whether or not declared on such shares (the “Series D Preferred Liquidation Preference”). If upon the occurrence of such event, the assets and funds distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the aggregate Series D Preferred Liquidation Preference for the outstanding shares of such series, and ratably among the holders of that series in proportion to the amount of such stock owned by each such holder, so that each holder receives the same percentage of the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2a.

b. Upon the completion of the distribution required by Section 2a, and, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Series D-1 Preferred Stock and the Common Stock (i) the holders of the Series C Preferred Stock shall be entitled to receive an amount per share of Series C Preferred Stock equal to the Original Series C Issue Price (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations effected following the Effective Date), plus an amount equal to accrued but unpaid dividends whether or not declared on such shares, and (ii) the holders of the Series B Preferred Stock shall be entitled to receive an amount per share of Series B Preferred Stock equal to the Original Series B Issue Price (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations effected following the Effective Date) plus an amount equal to declared but unpaid dividends on such shares. The Series C Preferred Stock and the Series B Preferred Stock shall rank on parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock and the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and the Series B Preferred Stock pro rata with and in proportion to the aggregate liquidation preferences of the outstanding shares of the respective series, and ratably among the holders of that series in proportion to the amount of such stock owned by each such holder, so that each holder receives the same percentage of the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2b.

c. Upon the completion of the distribution required by Section 2b, and prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series D-1 Preferred Stock and the Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive an amount per share of Series A Preferred Stock equal to the Original Series A Issue Price (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations effected following the Effective Date) plus an amount equal to declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate liquidation preferences of the outstanding shares of such series, and ratably among the holders of that series in proportion to the amount of such stock owned by each such holder, so that each holder receives the same percentage of the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2c.

d. Upon the completion of the distribution required by Section 2c, and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, the holders of the Series D-1 Preferred Stock shall be entitled to receive an amount per share of Series D-1 Preferred Stock equal to the Original Series D-1 Issue Price (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations effected following the Effective Date). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D-1 Preferred Stock in proportion to the aggregate liquidation preferences of the outstanding shares of such series, and ratably among the holders of that series in proportion to the amount of such stock owned by each such holder, so that each holder receives the same percentage of the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2d.

e. Upon the completion of the distribution required by Section 2d, the remaining assets of the Corporation available for distribution to the stockholders shall be distributed among the holders of the Series D Preferred Stock, Series C Preferred Stock, the Series B Preferred Stock, the Series A Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such outstanding shares of the Series D Preferred Stock, Series C Preferred Stock, the Series B Preferred Stock and the Series A Preferred Stock) until, with respect to the (i) holders of the Series A Preferred Stock, such holders shall have received an aggregate of $7.74 per share of Series A Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or other recapitalizations effected following the Effective Date), including the distribution contemplated in Section 2c, (ii) holders of the Series B Preferred Stock, such holders shall have received an aggregate of $12.96 per share of Series B Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or other recapitalizations effected following the Effective Date), including the distribution contemplated in Section 2b, and (iii) holders of Series C Preferred Stock, such holders shall have received an aggregate of $8.10 per share of Series C Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or other recapitalizations effected following the Effective Date), including the distribution contemplated in Section 2b.

f. A liquidation, dissolution or winding up of the Corporation for purposes of this Section 2 shall include: any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; excluding (x) any consolidation or merger effected exclusively to change the domicile of the Corporation, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation (an “Acquisition”); and a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”).

(i) In any Acquisition or Asset Transfer, if the consideration received by this Corporation is other than cash, its value will be deemed the fair market value as determined in good faith by the Board of Directors of the Corporation, and at least a majority in interest of the outstanding shares of Series D Preferred Stock; provided however, if the Board of Directors of the Corporation and the holders of Series D Preferred Stock cannot agree upon the fair market value of such consideration, the fair market value shall be determined by a mutually agreeable independent appraiser (as set forth in Section 2f(ii)). Notwithstanding the foregoing, for purposes of this Section 2f(i), the fair market value of any securities received as consideration shall be determined as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation and at least a majority in interest of the outstanding shares of Series D Preferred Stock; provided however, if the Board of Directors of the Corporation and the holders of Series D Preferred Stock cannot agree upon the fair market value of the securities, the fair market value shall be determined by a mutually agreeable independent appraiser (as set forth in Section 2f(ii));

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation, and at least a majority in interest of the outstanding shares of Series D Preferred Stock; provided however, if the Board of Directors of the Corporation and the holders of Series D Preferred Stock cannot agree upon the fair market value of the securities, the fair market value shall be determined by a mutually agreeable independent appraiser (as set forth in Section 2f(ii));

(ii) In the event that the Board of Directors of the Corporation and at least a majority in interest of the outstanding shares of Series D Preferred Stock cannot agree upon a determination of the fair market value of the consideration received by the Corporation in an Acquisition or Asset Transfer, the holders of at least a majority of the outstanding shares of Series D Preferred Stock, and the Corporation shall mutually engage a nationally recognized investment banking or accounting firm that has not been engaged by either the holders of the Series D Preferred Stock or the Corporation during the last twenty-four (24) months to perform any investment banking, accounting or other services, or such other investment banking or accounting firm of national standing agreed upon by at least a majority in interest of the outstanding shares of Series D Preferred Stock and the Corporation. The Corporation and the holders of the Series D Preferred Stock shall pay the fees and expenses of such investment bank or accounting firm in proportion to the percentage error of their respective fair market value determinations compared to the final fair market value determination of the investment bank or accounting firm (by way of example, if the Corporation determines the fair market value to be $1.00, the holders of the Series D Preferred Stock determine the fair market value to be $11.00 and the investment banking or accounting firm determines the fair market value to be $4.00, the Corporation shall pay 30% of the fees and expenses and the holders of the Series D Preferred Stock shall pay 70% of the fees and expenses). The fair market value as determined by such investment bank or accounting firm shall be final and binding upon the Corporation and the holders of the Series D Preferred Stock without any right of review, approval or dispute, except in the case of gross negligence or fraud.

(iii) In the event the requirements of this Section 2f are not complied with, this Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2f (iv) hereof.

(iv) The Corporation shall give each holder of record of Preferred Stock written notice of an impending Acquisition or Asset Transfer not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier. The notice shall describe the material terms and conditions of the impending Acquisition or Asset Transfer and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than five (5) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of each class of all then outstanding shares of Preferred Stock (each voting as a separate class).

(v) Any notice required by the provisions of this Section 2 to be given to the holders of shares of Preferred Stock shall be in writing and shall be deemed given (i) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) day (or five (5) days in the case of international deliveries) after the deposit with a nationally recognized overnight courier, having specified next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

3. Redemption.

a. The Corporation shall be obligated to redeem the Series D Preferred Stock as follows:

(i) The holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem the Series D Preferred Stock after the fifth anniversary of the date (the “Original Issue Date”) that the first share of Series D Preferred Stock is issued (any such date upon which Series D Preferred Stock is redeemed, the “Redemption Date”); provided that, the Corporation shall receive written notice of such election of the Series D Preferred Stock at least sixty (60) days prior to the Redemption Date. The Corporation shall effect such redemption of the Series D Preferred Stock on the Redemption Date by paying in cash, in exchange for the shares of Series D Preferred Stock, a per share price equal to the greater of (A) the Series D Preferred Liquidation Preference; or (B) the fair market value per share of the Series D Preferred Stock, as determined in good faith by the Board of Directors of the Corporation, and at least a majority in interest of the outstanding shares of Series D Preferred Stock. In the event that the Board of Directors of the Corporation and the holders of a majority in interest of the outstanding shares of Series D Preferred Stock cannot agree upon a determination of the fair market value of the consideration, the holders of at least a majority of the outstanding shares of Series D Preferred Stock, and the Corporation shall mutually engage a nationally recognized investment banking firm or an accounting firm that has not been engaged by either the holders of the Series D Preferred Stock or the Corporation during the last twenty-four (24) months to perform any investment banking, accounting or other services, or such other investment banking or accounting firm of national standing agreed upon by at least a majority in interest of the outstanding shares of Series D Preferred Stock and the Corporation. The Corporation and the holders of the Series D Preferred Stock shall pay the fees and expenses of such investment bank or accounting firm in proportion to the percentage error of their respective fair market value determinations compared to the final fair market value determination of the investment bank or accounting firm (by way of example, if the Corporation determines the fair market value to be $1.00, the holders of the Series D Preferred Stock determine the fair market value to be $11.00 and the investment banking or accounting firm determines the fair market value to be $4.00, the Corporation shall pay 30% of the fees and expenses and the holders of the Series D Preferred Stock shall pay 70% of the fees and expenses). The fair market value for purposes of the appraisal shall mean the fair market value of the business of the Corporation (assuming a sale by a willing buyer in an arm’s length negotiated transaction without undue time constraints made in the ordinary course of business without any discount for illiquidity) as determined by such investment banking or accounting firm using and weighing in its sole discretion applicable generally accepted enterprise valuation methologies which may include market multiple approach, earnings approach, net asset value approach and discounted cash flow approach based upon the financial statements of the Corporation. The fair market value as determined by such investment bank or accounting firm shall be final and binding upon the Corporation and the holders of the Preferred Stock without any right of review, approval or dispute, except in the case of gross negligence or fraud.. The total amount to be paid for the Series D Preferred Stock is hereinafter referred to as the “Redemption Price.” Shares subject to redemption pursuant to this Section 3a shall be redeemed from each holder of Series D Preferred Stock on a pro rata basis, based on the number of shares then held.

(ii) At least thirty (30) days but no more than ninety (90) days prior to a Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series D Preferred Stock to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at such Redemption Date, then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

b. On or prior to a Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 3b for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 3(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

c. On or after the Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series D Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that, in the event that shares of Series D Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series D Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

d. In the event of a call for redemption of any shares of Series D Preferred Stock, the Conversion Rights (as defined in Section 4) for such Series D Preferred Stock shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding such Redemption Date, unless default is made in payment of the Redemption Price or sufficient funds are not legally available for such redemption.

4. Conversion. The holders of each series of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert. Subject to Section 4c, each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the particular series of Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the (i) Series A Preferred Stock, by dividing the Original Series A Issue Price and all declared but unpaid dividends on such share by the Series A Conversion Price (as defined below) (the “Series A Conversion Rate”), (ii) Series B Preferred Stock, by dividing the Original Series B Issue Price and all declared but unpaid dividends on such share by the Series B Conversion Price (as defined below) (the “Series B Conversion Rate”), (iii) Series C Preferred Stock, by dividing the Original Series C Issue Price and all accrued but unpaid dividends, whether or not declared, on such share by the Series C Conversion Price (as defined below) (the “Series C Conversion Rate”), (iv) Series D Preferred Stock, dividing the Original Series D Issue Price and all accrued but unpaid dividends, whether or not declared, on such share by the Series D Conversion Price (as defined below), and (v) in the case of Series D-1 Preferred Stock, dividing the Original Series D-1 Issue Price by the Series D-1 Conversion Price (as defined below). The “Series A Conversion Price” per share for shares of Series A Preferred Stock as of the Effective Date shall be the Original Series A Issue Price. The “Series B Conversion Price” per share for shares of Series B Preferred Stock as of the Effective Date shall be 3.5382. The “Series C Conversion Price” per share for shares of Series C Preferred Stock as of the Effective Date shall be the Original Series C Issue Price. The “Series D Conversion Price” per share for shares of Series D Preferred Stock as of the Effective Date shall be the Original Series D Issue Price. The “Series D-1 Conversion Price” per share for shares of Series D-1 Preferred Stock as of the Effective Date shall be the Original Series D-1 Issue Price. The Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in Section 4 as applicable; provided that, the Series D-1 Conversion Price shall only be entitled to receive those adjustments set forth in Section 4d(iii)-(iv), 4e, 4f and 4g.

b. Automatic Conversion.

(i) Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D-1 Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D-1 Conversion Price respectively, upon the earlier of (A) the date specified by written consent or agreement of holders of at least seventy-five percent (75%) of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding voting together as a single class, (voting on an as-converted to common stock basis) including the written consent or agreement of each of (x) the holders of at least a majority of the shares of the Series B Preferred Stock then outstanding, and (y) the holders of at least a majority of the shares of Series C Preferred Stock then outstanding, or (B) immediately upon the consummation of the Corporation’s initial sale of its Common Stock in a bona fide, firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with aggregate gross proceeds (before deduction of underwriters’ commissions and expenses) to the Corporation of not less than $40,000,000 and a public offering price not less than $0.5952 per share (adjusted to reflect stock dividends, stock split, contributions or recapitalizations effected following the Effective Date) (“Qualified IPO”).

(ii) Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series D Conversion Price, upon the earlier of (A) the date specified by written consent or agreement of the holders of at least fifty-five percent (55%) (the “Series D Conversion Vote Requirement”) of the then outstanding shares of the Series D Preferred Stock voting together as a single class; provided, however, such Series D Conversion Vote Requirement shall be increased to the approval of the holders of at least sixty percent (60%) of the then outstanding shares of the Series D Preferred Stock voting together as a single class, effective upon and concurrently with, the Second Closing (as defined in the Purchase Agreement), or (B) immediately upon the consummation of a Qualified IPO.

c. Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the particular series of Preferred Stock and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter but in no event more than three (3) business days thereafter, issue and deliver at such office to such holder of Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with (i) an underwritten offer of securities registered pursuant to the Securities Act, or (ii) an Acquisition or Asset Transfer, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering or the closing of the Acquisition or Asset Transfer, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities, Acquisition or Asset Sale.

d. Conversion Price Adjustments of Preferred Stock. The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series D-1 Preferred Conversion Price (the “Conversion Price” with respect to each such series) shall be subject to adjustment from time to time as follows; provided that, the Series D-1 Preferred Conversion Price shall only be subject to adjustment in accordance with Sections 4d(iii)-(v), 4e, 4f and 4g:

(i) Upon each issuance by the Corporation of any Additional Stock (as defined below), after the Effective Date, without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, (x) the Series A Conversion Price, Series B Conversion Price

or the Series C Conversion Price, as the case may be, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock and all other convertible securities and the exercise of all outstanding options, warrants or other rights to purchase Common Stock or other securities convertible into Common Stock) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock and all other convertible securities and the exercise of all outstanding options, warrants or other rights to purchase Common Stock or other securities convertible into Common Stock) plus the number of shares of such Additional Stock and (y) the Series D Conversion Price shall be reduced to equal the lowest price per share paid for such shares of Additional Stock.

(A) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections (D)(3) and (D)(4), no adjustment of such Conversion Price pursuant to this Section 4d(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(B) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(C) In the case of the issuance of Additional Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Corporation irrespective of any accounting treatment.

(D) In the case of the issuance (after the Effective Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4d(i) and Section 4d(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common

Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4d(i)(B) and d(i)(C)), if any, received by the Corporation upon the issuance of such options or rights plus the exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4d(i)(B) and d(i)(C)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including without limitation, a change resulting from the antidilution provisions thereof, the applicable Series A Conversion Price, Series B Conversion Price Series C Conversion Price, and Series D Conversion Price to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4d(i)(D)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4d(i)(D)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4d(i)(D)) by this Corporation after the Effective Date other than the issuances described below (the “Permitted Dilution”):

(A) shares of Common Stock issued pursuant to a transaction described in Subsection 4d(iii) and 4d(iv) hereof, so long as there is an adjustment under Subsection 4d(iii) or 4d(iv), whichever is applicable,

(B) shares of Common Stock issued upon conversion of the Preferred Stock,

(C) shares of Common Stock (or options, warrants or other rights to purchase such Common Stock) issuable or issued to employees, consultants or directors of this Corporation, directly or pursuant to a stock option plan or agreement or restricted stock plan or agreement approved by the Board of Directors of this Corporation,

(D) the issuance of securities to a Seller in connection with a bona fide business acquisition by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise,

(E) the issuance of stock, warrants or other securities or rights to persons or entities in connection with equipment or debt financings (other than convertible debt financings) approved by the Corporation’s Board of Directors,

(F) shares of Common Stock offered to the public in a Qualified IPO,

(G) Shares of Series D-1 Preferred Stock issued pursuant to Section 4m,

(H) Warrants to purchase up to one hundred forty eight thousand one hundred forty seven (148,147) shares of Common Stock (including the shares of Common Stock issuable upon exercise of such warrants) outstanding as of the Effective Date issued in connection with bridge financings in anticipation of the issuance of the Series C Preferred Stock; and

(I) Warrants to purchase up to four million five hundred thirty six thousand two hundred eighty four (4,536,284) shares of Common Stock (including the shares of Common Stock issuable upon exercise of such warrants) outstanding as of the Effective Date issued in connection with bridge financings in anticipation of the issuance of the Series D Preferred Stock (the “Bridge Warrants”).

(iii) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

e. Second Closing of Series D Preferred Stock Financing. In the event that (i) the Second Closing (as defined in the Purchase Agreement (as defined below)) does not occur (whether as a result of a liquidation, dissolution or winding up of the Corporation, as set forth in Section 2 of this Certificate prior to the Second Closing, or a failure of the Investors (as defined below) to proceed with the Second Closing), or (ii) less than twelve million two hundred fifty seven thousand five hundred dollars ($12,257,500.00) is raised in the Second Closing, the Series D Conversion Price and the Series D-1 Conversion Price shall be increased immediately and without further action, to an amount determined by dividing fifteen million dollars ($15,000,000.00) by the sum of (1) eleven million ninety-one thousand eight hundred seventy-six (11,091,876) shares, which represents all outstanding shares of the capital stock of the Corporation prior to the First Closing, on a fully diluted as converted basis (as adjusted for the pay to play provision set forth in Section 4m. and excluding the Bridge Warrants reflected in Section 4e.(4) below), (2) the additional shares of Common Stock issuable as a result of the application of the anti-dilution provisions of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock set forth in Section 4d., as a result of the issuance of shares of Series D Preferred Stock in both Closings (as defined in the Purchase Agreement (as defined below)), (3) an increase in the shares reserved for issuance under the Corporation’s 2000 Stock Option Plan to twelve percent (12%) of the total shares outstanding on a fully diluted basis after giving effect to the First Closing and the Second Closing (or just the First Closing if the Second Closing does not occur), and (4) the shares of Common Stock issuable upon exercise of the Bridge Warrants (as adjusted for the Series D Conversion Price). In determining the initial Series D Preferred Conversion Price and the Series D-1 Conversion Price, the parties assumed a pre-money valuation of fifteen million dollars ($15,000,000.00) (the “Pre-Money Valuation”), which Pre-Money Valuation included (1) eleven million ninety-one thousand eight hundred seventy-six (11,091,876) shares, which represents all outstanding shares of the capital stock of the Corporation prior to the First Closing, on a fully diluted as converted basis (as adjusted for the pay to play provision set forth in Section 4m. and excluding the Bridge Warrants reflected in Section 4e.(4) below), (2) the additional shares of Common Stock issuable as a result of the application of the anti-dilution provisions of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock set forth in Section 4d., as a result of the issuance of twenty seven million five hundred seventy two thousand eight hundred twelve dollars and fifty cents

($27,572,812.50) worth of Series D Preferred Stock (in two Closings), (3) the shares of Common Stock issuable upon exercise of the Bridge Warrants (as adjusted for the Series D Conversion Price), and (4) an increase in the shares reserved for issuance under the Corporation’s 2000 Stock Option Plan to twelve percent (12%) of the total shares outstanding on a fully diluted basis after both Closings assuming that an aggregate of twenty seven million five hundred seventy two thousand eight hundred twelve dollars and fifty cents ($27,572,812.50) would be raised in the Series D Financing (including both Closings). The fully diluted capitalization based on the initial Series D Preferred Conversion Price is set forth on Exhibit B-2 to the Purchase Agreement (as defined below). The purpose of the foregoing adjustment is to adjust the Series D Conversion Price and the Series D-1 Conversion Price after the Second Closing (or at such time as it is known that no Second Closing shall occur) in order to reflect what the Series D Conversion Price and the Series D-1 Conversion Price would have been if the anticipated amount in the Series D Financing was equal to the actual amount raised in the Series D Financing. By way of example, if the Second Closing does not occur, the Series D Conversion Price and the Series D-1 Conversion Price would be adjusted to $0.73220, and the fully diluted capitalization of the Corporation would be as set forth on Exhibit B-3 to the Purchase Agreement. In the event there has been any adjustment to the Series D Conversion Price or Series D-1 Conversion Price after the First Closing and the Second Closing does not occur, or less twenty seven million five hundred seventy two thousand eight hundred twelve dollars and fifty cents ($27,572,812.50) is raised in the Series D Financing, there shall be an equitable adjustment to increase the Series D Conversion Price and the Series D-1 Conversion Price, so that the purpose of the foregoing adjustment is accomplished with respect to the Series D Conversion Price and the Series D-1 Conversion Price. Furthermore, in the event that prior to the determination of the adjustment to the Series D Conversion Price described in the first sentence of this paragraph (the “Basic Adjustment”), the Company sells or issues any Additional Stock which could result in an adjustment to the Series D Conversion Price pursuant to Section 4d(i)(y) hereof, the effect of such issuance shall be taken into account after calculating the Basic Adjustment to the Series D Conversion Price.

f. Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4d(iii), then, in each such case for the purpose of this Section 4f, the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

g. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect for each series and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

h. No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

i. No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

j. Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

k. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

l. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be in writing and shall be deemed given (i) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) day (or five (5) days in the case of international deliveries) after the deposit with a nationally recognized overnight courier, having specified next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of this Corporation.

m. Special Mandatory Conversion of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(i) For purposes of this Section 4m, the following definitions shall apply:

(A) The “Eligible Existing Preferred Holder Shares” shall mean $12,450,000 worth of shares of Series D Preferred Stock offered by the Board for purchase by all holders of Existing Preferred Stock pursuant to the Purchase Agreement, in connection with the “pay to play” provision described in the Pay to Play Notice.

(B) “Existing Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(C) “Non-Participating Holder” shall have the meaning set forth in Section 4m(ii)(C) below.

(D) “Participating Holder” shall mean any holder of Existing Preferred Stock that agrees to purchase and that actually purchases at least its Pay to Play Pro Rata Share.

(E) The “Pay to Play Notice” shall mean the written notice delivered to a holder of Existing Preferred Stock by the Corporation as described in Section 4m(ii)(B) below.

(F) An Existing Preferred Stock holder’s “Pay to Play Pro Rata Share” shall mean the number of Eligible Existing Preferred Holder Shares that the Board offers for purchase pursuant to the Purchase Agreement by such holder of Existing Preferred Stock based on such holder’s relative ownership of Existing Preferred Stock, as specified in the Pay to Play Notice, in connection with the “pay to play” provision described in the Pay to Play Notice.

(G) The “Purchase Agreement” shall mean the Series D Preferred Stock Purchase Agreement dated on or about the Original Issue Date, among the Corporation and the investors named therein.

(H) The “Series D Financing” shall mean the sale of up to twenty seven million five hundred seventy two thousand eight hundred twelve dollars and fifty cents $27,572,812.50 worth of Series D Preferred Stock (in two Closings (as defined in the Purchase Agreement) pursuant to the Purchase Agreement.

(ii) In the event:

(A) the Corporation proposes or has proposed to issue shares of Series D Preferred Stock in a Series D Financing;

(B) the Corporation delivers or has delivered to each holder of Existing Preferred Stock a written notice (the “Pay to Play Notice”) that (A) states the Corporation’s intention to issue shares of Series D Preferred Stock in a Series D Financing; (B) indicates the Eligible Existing Preferred Holder Shares; (C) indicates the principal material terms upon which the Corporation proposes to issue such shares; (D) specifies the Pay to Play Pro Rata Share for such holder of Existing Preferred Stock; and (E) offers such holder of Existing Preferred Stock the right to purchase such holder’s Pay to Play Pro Rata Share (in two Closings); and

(C) a holder of Existing Preferred Stock fails to (x) provide written notice to the Corporation that such holder of Existing Preferred Stock agrees to become a Participating Holder, within the time period and manner set forth in the Pay to Play Notice, and (y) participate as a Participating Holder in both Closings of the Series D Financing (Notwithstanding the foregoing, if a majority in interest of the outstanding shares of Series D Preferred Stock after the First Closing have declared an Adverse Event Determination (as defined below), the holders of Existing Preferred Stock shall not be required to invest their Pay to Play Pro Rata Share in the Second Closing), on the terms substantially as summarized in the Pay to Play Notice (a “Non-Participating Holder”);

then each share of Existing Preferred Stock held by such Non-Participating Holder shall automatically and without further action on the part of such holder be converted into a number of shares of Common Stock effective upon, subject to and concurrently with the First Closing (as defined in the Purchase Agreement) of the Series D Financing, determined as follows: in the case of (x) Series A Preferred Stock, by dividing the Series A Conversion Rate by twenty (20), (y) Series B Preferred Stock, by dividing the Series B Conversion Rate by twenty (20), and (z) Series C Preferred Stock, by dividing the Series C Conversion Rate by twenty (20). For purposes of this Section 4m(ii), the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be equal to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price on the Effective Date, and shall not be subject to further adjustment pursuant to Section 4d for the issuance of the Series D Preferred Stock pursuant to the Purchase Agreement.

(iii) Upon the conversion of the Existing Preferred Stock held by a Non-Participating Holder as set forth herein, such Non-Participating Holder shall surrender to the Corporation during regular business hours at the office of any transfer agent for the Corporation for the Existing Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates representing the Existing Preferred Stock so converted, duly endorsed or assigned in blank or to the Corporation. Any shares of Existing Preferred Stock so converted whether or not surrendered, shall no longer be outstanding on the books of the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to be issued and such holder shall be deemed to have become the holder of record of such shares of Common Stock on the date of the First Closing of the Series D Financing.

n. Special Mandatory Conversion for Series D Preferred Stock.

(i) For purposes of this Section 4n, the following definitions shall apply:

(A) “Adverse Event Determination” shall have the meaning set forth in the Purchase Agreement.

(B) “Investors” shall mean those purchasers of the Series D Preferred Stock named in the Purchase Agreement.

(C) The “Purchase Agreement” shall have the meaning set forth in Section 4m(i)(G).

(D) “Participating Series D Investor” shall mean any Investor that purchases at least its Second Closing Commitment Amount.

(E) “Non-Participating Series D Investor” shall have the meaning set forth in Section 4n(ii).

(F) A Participating Series D Investor’s “Pro Rata Share” shall be determined by dividing (x) the number of shares of Series D Preferred Stock held by such Participating Series D Investor immediately following the First Closing (excluding any accrued but unpaid dividends), by (y) the total number of shares of Series D Preferred Stock immediately following the First Closing held by all Participating Series D Investors (excluding any accrued but unpaid dividends).

(G) The “Series D Financing” shall have the meaning set forth in Section 4m(i)(H).

(H) “Second Closing Commitment Amount” shall mean that number of shares set forth opposite such Investor’s name under the caption “Second Closing” on Schedule A to the Purchase Agreement.

(ii) If (A) after the First Closing and prior to the Second Closing (as defined in the Purchase Agreement) a majority in interest of the outstanding shares of Series D Preferred Stock after the First Closing have not declared an Adverse Event Determination in accordance with the provisions set forth in the Purchase Agreement, and (B) an Investor fails to invest its Second Closing Commitment Amount (the “Non-Participating Series D Investor”), then each Participating Series D Investor shall have the right to purchase, at the Original Series D Issue Price, its Pro Rata Share of (x) the outstanding Series D Preferred Stock held by such Non-Participating Series D Investor, and (y) such Non-Participating Series D

Investor’s Second Closing Commitment Amount. Any shares of Series D Preferred Stock not purchased by a Participating Series D Investor in accordance with the foregoing, shall be offered to the other Participating Series D Investors in such proportion as shall be determined by the Corporation’s Board of Directors.

(iii) Each outstanding share of Series D Preferred Stock not purchased from a Non-Participating Series D Investor by a Participating Series D Investor in connection with the Second Closing (as defined in the Purchase Agreement) of the Series D Financing in accordance with Section 4n(ii), shall automatically and without further action on the part of such Non-Participating Series D Investor be converted, effective upon, subject to and concurrently with, the Second Closing of the Series D Financing, into one share of Series D-1 Preferred. Upon conversion in accordance with this Section 4n(iii) the Non-Participating Series D Investor shall forfeit all right to receive accrued but unpaid dividends on the shares of Series D Preferred Stock being converted. In addition, each share of Existing Preferred Stock held by a Non-Participating Series D Investor shall be converted into a number of shares of Common Stock in accordance with the provisions set forth in Section 4m(ii)(c).

(iv) Upon the sale of Series D Preferred Stock held by a Non-Participating Series D Investor to a Participating Series D Investor as set in Section 4m(ii), such Non-Participating Series D Investor shall surrender to the Corporation during regular business hours at the office of any transfer agent for the Corporation for the Series D Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates representing the Series D Preferred Stock so sold, duly endorsed for transfer to the Participating Series D Investor.

(v) Upon the conversion of the Series D Preferred Stock held by a Non-Participating Series D Investor as set forth in Section 4n(iii), such Non-Participating Series D Investor shall surrender to the Corporation during regular business hours at the office of any transfer agent for the Corporation for the Series D Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates representing the Series D Preferred Stock so converted, duly endorsed or assigned in blank or to the Corporation. Any shares of Series D Preferred Stock which are converted, whether or not surrendered, shall no longer be outstanding on the books of the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Series D-1 Preferred Stock to be issued and such holder shall be deemed to have become the holder of record of such shares of Series D-1 Preferred Stock on the date of the Second Closing of the Series D Financing.

5. Voting Rights.

a. General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted exclusive of dividends (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

b. Election of Directors. The authorized number of directors of this Corporation shall be seven (7). Notwithstanding Section 5a above:

(i) holders of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

(ii) holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

(iii) holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

(iv) holders of the Series D Preferred Stock, Series C Preferred Stock, the Series B Preferred Stock, the Series A Preferred Stock and the Common Stock, voting together as a single class on an as-if converted to Common Stock basis, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

6. Protective Provisions.

a. So long as any shares of Series D Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty-five percent (55%) (the “Series D Percentage Vote Requirement”) of the voting power of the then outstanding shares of the Series D Preferred Stock voting together as a single class; provided, however, such Series D Percentage Vote Requirement shall be increased to the approval of the holders of at least sixty percent (60%) of the voting power of the then outstanding shares of the Series D Preferred Stock voting together as a single class, effective upon and concurrently with, the Second Closing (as defined in the Purchase Agreement):

(i) consummate an Acquisition or Asset Sale;

(ii) amend the Corporation’s Certificate of Incorporation or any of its Certificates of Designation or its Bylaws;

(iii) create any new class or series of stock senior to or on a parity with the Series D Preferred Stock in liquidation preference, dividends or voting;

(iv) change the authorized number of directors of the Corporation;

(v) redeem, purchase or otherwise acquire any shares of Preferred Stock or Common Stock, or pay dividends or enter into any transaction which could result in any deemed dividends pursuant to applicable U.S. tax laws; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to the agreements under which this Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as termination of employment or the redemption of the Series D Preferred Stock pursuant to Section 3; and

(vi) increase the authorized number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, or issue additional shares of its capital stock other than a Permitted Dilution.

(vii) increase the number of shares of Common Stock reserved for issuance under the Corporation’s 2000 Stock Option Plan (other than an increase of up to twenty five million seven hundred forty nine thousand two hundred (25,749,200) shares).

b. So long as at least fifteen percent (15%) of the originally issued shares of Series B Preferred Stock or at least fifteen percent (15%) of the originally issued shares of Series C Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than fifty percent (50%) of the voting power (on an as-converted to Common Stock basis) of the then outstanding shares of the Series B Preferred Stock (provided there are at least fifteen percent (15%) of the originally issued shares of Series B Preferred Stock outstanding) and the Series C Preferred Stock (provided there are at least fifteen percent (15%) of the originally issued shares of Series C Preferred Stock outstanding) voting together as a single class:

(i) redeem, purchase or otherwise acquire any shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to the agreements under which this Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as termination of employment, or the redemption of the Series D Preferred Stock pursuant to Section 3;

(ii) increase the authorized number of shares of Series B Preferred Stock or Series C Preferred Stock; or

(iii) amend its Certificate of Incorporation, or any of its Certificates of Designation to change the rights, preferences or privileges of the Series B Preferred Stock or Series C Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

C. Common Stock.

1. Dividend Rights. Subject to the prior and participating rights of holders of all classes of stock at the time outstanding having prior and participating rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. Subject to Section 5 of Division B of this Article IV, the holder of each share of Common Stock shall have the right to one vote, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

Each person who is or was a director or officer of the Corporation (including the heirs, executors, administrators or estate of such person) shall be indemnified by the Corporation and shall be entitled to advancement of expenses as of right to the fullest extent permitted or authorized by the General Corporation Law of Delaware against any liability, cost or expense asserted against such director or officer and incurred by such director or officer in any such person’s capacity as a director or officer, or arising out of any such person’s status as a director or officer. The Corporation may, but shall not be obligated to, maintain insurance, at its expense, to protect itself and any such person against any such liability, cost or expense.

Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of such repeal or modification. To the full extent from time to time as permitted by law, expenses incurred by a person in defending a civil or criminal action, suit or proceeding under this Article VI shall be paid by the Corporation in advance of such action upon receipt of an undertaking by or on behalf of such person to repay such amount to the extent of expenses so advanced exceed the indemnification to which such person is ultimately determined to be entitled.

ARTICLE VII

Subject to the provisions of Section 6 of Article IV, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VIII

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

Except as provided in this Certificate, the number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

ARTICLE X

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE XI

Except as otherwise provided in this Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE XII

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE XIII

The Corporation shall have perpetual existence.

ARTICLE XIV

A. Transfer Restrictions. No shares of Common Stock or Series A Preferred Stock issued before September 5, 2000, or shares issuable upon conversion of such shares or shares issued as a result of any stock split, reverse stock split, stock dividend, or similar distribution with respect to such shares (collectively, “Shares”), may be transferred except for the following:

1. transfers to the Corporation;

2. transfers to existing Corporation stockholders;

3. transfers by gift, bequest or operations of laws of descent, provided that the Shares in the hands of the transferee remain subject to the same restrictions on transfer as they were when held by the transferor;

4. transfer to an entity unaffiliated with the Corporation pursuant to a merger, consolidation, stock for stock exchange or similar transaction involving the Corporation;

5. transfers by a partnership to its partners, provided that the Shares in the hands of the transferee remain subject to the same restrictions on transfer as they were when held by the transferor; or

6. transfers which would be exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption provided by Section 4(2) of the Act if the transferor were the issuer of the Shares, provided that the transferee is an “accredited investor” within the meaning of Rule 501(a) under the Act and the Shares in the hands of such transferee remain subject to the same restrictions on transfer as they were when held by the transferor, or a transfer pursuant to an effective registration under the Act.

These restrictions set forth in Section A of this Article XIV shall expire as to all Shares on the date on which the Corporation first becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

ARTICLE XV

In connection with the Corporation’s first two registration statements which are declared effective pursuant to the Securities Act, registering the public offering of equity securities of the Corporation (other than registrations relating to an SEC Rule 145 transaction or registrations on Form S-8 or a similar form relating to issuance of securities pursuant to employee benefit plans or agreements), upon the request of the Corporation or, in the case of a firm commitment underwriting, the representative of the underwriters, no holder of any of the Shares (as that term is defined in Section A of Article XIV above) may, for such period as is specified by the Corporation or the representative, up to a maximum of 180 days after the initial closing date of the offering, directly or indirectly, sell, offer to sell, contract to sell, make short sale of, loan, grant any option for the sale of, transfer or otherwise dispose of, any of the Shares, other than (i) as a gift or gifts, (ii) by will or the laws of descent and distribution, (iii) with the prior written consent of the representatives or (iv) a transfer of any securities in a non-public transaction, provided in each of the above cases that the donee or transferee shall be subject to the same restrictions.

IN WITNESS WHEREOF, said CryoCor, Inc. has caused this certificate to be signed by Gregory M. Ayers, its President.

June 4th, 2003

/s/ GREGORY M. AYERS
Gregory M. Ayers, President

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CRYOCOR, INC.

CRYOCOR, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is CryoCor, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 15, 2000. This Certificate of Amendment hereby amends the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 2003.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article IV, Section B, Subsection 4d(ii) shall be amended and restated to read in its entirety as follows:

“(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4d(i)(D)) by this Corporation after the Effective Date other than the issuances described below (the “Permitted Dilution”):

(A) shares of Common Stock issued pursuant to a transaction described in Subsection 4d(iii) and 4d(iv) hereof, so long as there is an adjustment under Subsection 4d(iii) or 4d(iv), whichever is applicable,

(B) shares of Common Stock issued upon conversion of the Preferred Stock,

(C) shares of Common Stock (or options, warrants or other rights to purchase such Common Stock) issuable or issued to employees, consultants or directors of this Corporation, directly or pursuant to a stock option plan or agreement or restricted stock plan or agreement approved by the Board of Directors of this Corporation,

(D) the issuance of securities to a Seller in connection with a bona fide business acquisition by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise,

(E) the issuance of stock, warrants or other securities or rights to persons or entities in connection with equipment or debt financings (other than convertible debt financings) approved by the Corporation’s Board of Directors,

(F) shares of Common Stock offered to the public in a Qualified IPO,

1.

(G) Shares of Series D-1 Preferred Stock issued pursuant to Section 4m,

(H) Warrants to purchase up to one hundred forty eight thousand one hundred forty seven (148,147) shares of Common Stock (including the shares of Common Stock issuable upon exercise of such warrants) outstanding as of the Effective Date issued in connection with bridge financings in anticipation of the issuance of the Series C Preferred Stock;

(I) Warrants to purchase up to four million five hundred thirty six thousand two hundred eighty four (4,536,284) shares of Common Stock (including the shares of Common Stock issuable upon exercise of such warrants) outstanding as of the Effective Date issued in connection with bridge financings in anticipation of the issuance of the Series D Preferred Stock (the “Bridge Warrants”); and

(J) up to 509,205 shares of Common Stock to be issued to a former employee of the Corporation in connection with the settlement of certain claims by such former employee against the Corporation.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, CryoCor, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer in San Diego, California, this 4th day of November, 2004.

CRYOCOR, INC.

By:	/s/ Gregory M. Ayers
Gregory M. Ayers, President and
Chief Executive Officer

2.

SECOND CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CRYOCOR, INC.

CRYOCOR, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is CryoCor, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 15, 2000. This Second Certificate of Amendment hereby amends the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 2003, as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 4, 2004.

THIRD: Section A of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is six hundred twenty-seven million one hundred fifty-two thousand four hundred twenty-nine (627,152,429) shares. Four hundred million (400,000,000) shares shall be Common Stock. Two hundred twenty-seven million one hundred fifty-two thousand four hundred twenty-nine (227,152,429) shares shall be Preferred Stock. The Preferred Stock shall have a par value of $.001 per share, and the Common Stock shall have a par value of $.001 per share.”

FOURTH: The fifth sentence of Section B of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“The fourth series of Preferred Stock shall be comprised of one hundred forty-two million (142,000,000) shares and shall be designated “Series D Preferred Stock.””

FIFTH: The reference to “twenty-five million seven hundred forty-nine thousand two hundred (25,749,200)” in Subsection 6a(vii) of Section B of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and replaced with “forty-five million seven hundred sixty-four thousand five hundred forty (45,764,540).”

SIXTH: This Second Certificate of Amendment has been duly approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and was duly adopted by the stockholders of this Corporation in accordance with the provisions of Section 242 of the DGCL.

1.

IN WITNESS WHEREOF, CryoCor, Inc. has caused this Second Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer in San Diego, California, this 4th day of March, 2005.

CRYOCOR, INC.

By:	/s/ Gregory M. Ayers
Gregory M. Ayers, President and
Chief Executive Officer

2.

THIRD CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CRYOCOR, INC.

CRYOCOR, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is CryoCor, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 15, 2000. This Third Certificate of Amendment hereby amends the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 2003, as amended by (i) the Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 4, 2004 and (ii) the Second Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 3, 2005.

THIRD: Section A of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is six hundred ninety-five million seven hundred fifty-two thousand four hundred twenty-nine (695,752,429) shares. Four hundred forty-three million three hundred thousand (443,300,000) shares shall be Common Stock. Two hundred fifty-two million four hundred fifty-two thousand four hundred twenty-nine (252,452,429) shares shall be Preferred Stock. The Preferred Stock shall have a par value of $.001 per share, and the Common Stock shall have a par value of $.001 per share.”

FOURTH: The fifth sentence of Section B of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“The fourth series of Preferred Stock shall be comprised of one hundred sixty-seven million three hundred thousand (167,300,000) shares and shall be designated “Series D Preferred Stock.””

FIFTH: Article IV, Section B, Subsection 4a of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“a. Right to Convert. Subject to Section 4c, each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the particular series of Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the (i) Series A Preferred Stock, by dividing the Original Series A Issue Price and all declared but unpaid dividends on such share by the Series A Conversion Price (as defined below) (the “Series A Conversion Rate”), (ii) Series B Preferred Stock, by dividing the Original Series B Issue Price and all declared but unpaid dividends on such share by the Series B

Conversion Price (as defined below) (the “Series B Conversion Rate”), (iii) Series C Preferred Stock, by dividing the Original Series C Issue Price and all accrued but unpaid dividends, whether or not declared, on such share by the Series C Conversion Price (as defined below) (the “Series C Conversion Rate”), (iv) Series D Preferred Stock, by dividing the Original Series D Issue Price and all accrued but unpaid dividends, whether or not declared, on such share by the Series D Conversion Price (as defined below), and (v) in the case of Series D-1 Preferred Stock, by dividing the Original Series D-1 Issue Price by the Series D-1 Conversion Price (as defined below). The “Series A Conversion Price” per share for shares of Series A Preferred Stock as of the Effective Date shall be .4102. The “Series B Conversion Price” per share for shares of Series B Preferred Stock as of the Effective Date shall be .4955. The “Series C Conversion Price” per share for shares of Series C Preferred Stock as of the Effective Date shall be ..4209. The “Series D Conversion Price” per share for shares of Series D Preferred Stock as of the Effective Date shall be the Original Series D Issue Price. The “Series D-1 Conversion Price” per share for shares of Series D-1 Preferred Stock as of the Effective Date shall be the Original Series D-1 Issue Price. The Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in Section 4 as applicable; provided that, the Series D-1 Conversion Price shall only be entitled to receive those adjustments set forth in Section 4d(iii)-(iv), 4e, 4f and 4g.”

SIXTH: Article IV, Section B, Subsection 4d(ii) of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

“(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4d(i)(D)) by this Corporation after the Effective Date other than the issuances described below (the “Permitted Dilution”):

(A) shares of Common Stock issued pursuant to a transaction described in Subsection 4d(iii) and 4d(iv) hereof, so long as there is an adjustment under Subsection 4d(iii) or 4d(iv), whichever is applicable,

(B) shares of Common Stock issued upon conversion of the Preferred Stock,

(C) shares of Common Stock (or options, warrants or other rights to purchase such Common Stock) issuable or issued to employees, consultants or directors of this Corporation, directly or pursuant to a stock option plan or agreement or restricted stock plan or agreement approved by the Board of Directors of this Corporation,

(D) the issuance of securities to a seller in connection with a bona fide business acquisition by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise,

(E) the issuance of stock, warrants or other securities or rights to persons or entities in connection with equipment or debt financings (other than convertible debt financings) approved by the Corporation’s Board of Directors,

(F) shares of Common Stock offered to the public in a Qualified IPO,

(G) Shares of Series D-1 Preferred Stock issued pursuant to Section 4m,

(H) Warrants to purchase up to one hundred forty eight thousand one hundred forty seven (148,147) shares of Common Stock (including the shares of Common Stock issuable upon exercise of such warrants) outstanding as of the Effective Date issued in connection with bridge financings in anticipation of the issuance of the Series C Preferred Stock;

(I) Warrants to purchase up to four million five hundred thirty six thousand two hundred eighty four (4,536,284) shares of Common Stock (including the shares of Common Stock issuable upon exercise of such warrants) outstanding as of the Effective Date issued in connection with bridge financings in anticipation of the issuance of the Series D Preferred Stock (the “Bridge Warrants”);

(J) up to 509,205 shares of Common Stock to be issued to a former employee of the Corporation in connection with the settlement of certain claims by such former employee against the Corporation;

(K) Shares of Series D Preferred Stock issued pursuant to the Purchase Agreement; and

(L) Shares of Series D Preferred Stock (the “Commitment Shares”) and warrants to purchase Common Stock issued pursuant to that certain Commitment Agreement dated on or about April 4, 2005, and shares of Common Stock issuable upon conversion of the Commitment Shares and exercise of such warrants.”

SEVENTH: The last sentence of Article IV, Section B, Subsection 4m(ii) of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“Notwithstanding anything to the contrary set forth herein, for purposes of this Section 4m(ii), the Series A Conversion Price shall be $2.58, the Series B Conversion Price shall be $3.5382 and the Series C Conversion Price shall be $2.70.”

EIGHTH: This Third Certificate of Amendment has been duly approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and was duly adopted by the stockholders of this Corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, CryoCor, Inc. has caused this Third Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer in San Diego, California, this 4th day of April, 2005.

CRYOCOR, INC.

By:	/s/ GREGORY M. AYERS
Gregory M. Ayers, President and Chief Executive Officer